                                                                    EXHIBIT 99.1



                                    Contact:  Michael Dale, President/CEO
                                              Jack Judd, Chief Financial Officer
                                              763/553-7736

                                  Investors:  EVC Group, Inc.
                                              Doug Sherk, Jennifer Beugelmans
                                              415/896-6820
                                              Anne Bugge
                                              206/926-5220

FOR IMMEDIATE RELEASE


ATS MEDICAL PROVIDES PRELIMINARY REVENUE OUTLOOK FOR FOURTH QUARTER AND FULL
                                    YEAR 2004
                           Full Year Revenue Grows 52%

MINNEAPOLIS, January 20, 2005 -- ATS Medical, Inc. (NASDAQ: ATSI) today released preliminary revenue results for the fourth quarter and full year ended December 31, 2004.

The Company is providing these preliminary results due to its scheduled presentation at the Piper Jaffray Healthcare Conference in New York City on Tuesday, January 25, 2005 at 2:00 p.m. Eastern Standard Time.

Fourth quarter revenue is expected to increase more than 28% to approximately $7.2 million, compared with revenue of $5.6 million reported for the fourth quarter ended December 31, 2003. For the 12 month period ended December 31, 2004, revenue is expected to grow approximately 52% to $28.0 million compared with $18.5 million for the 12 month period ended December 31, 2003. These results are in line with the guidance the Company provided when it reported its 2004 third quarter results on October 27, 2004.

Michael Dale, President and CEO said, "We are proud of our strong sales growth across all of our markets, particularly in the United States. During the fourth quarter revenue in the United States grew 39% to $2.5 million, compared with $1.8 million for the fourth quarter of 2003. In the international markets, we also achieved strong revenue growth of 23%, or $4.7 million in sales, compared with $3.8 million for the fourth quarter of 2003. We believe these results underscore the cardiac surgery community's continued embrace of our product and approach, as well as our mission to establish ATS Medical as a leading provider of proprietary technology to the cardiovascular surgeon."

ATS Medical, Inc. plans to issue final results for the fourth quarter and full year 2004 and conduct a conference call after market close on Wednesday, February 9, 2005.

ABOUT ATS MEDICAL
-----------------
ATS Medical manufactures and markets products and services focused on cardiac surgery. It is headquartered in Minneapolis and is global in scope with sales in more than 45 countries. The ATS Open Pivot heart valve has been implanted in over 100,000 patients and utilizes a unique pivot design resulting in improved performance and a lower risk profile. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR
-----------
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-Q for the quarter ended September 30, 2004.


                                       ###